Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-150327) on Form 10-K of United Insurance Holdings Corp. of our report dated March 6, 2013, relating to our audits of the consolidated financial statements and financial statement schedules as of and for the years ended December 31, 2012, 2011 and 2010, which appear in this Annual Report on Form 10-K of United Insurance Holdings Corp. for the year ended December 31, 2012.

/s/ McGladrey LLP

Raleigh, North Carolina
March 6, 2013